Exhibit 99.1

For Immediate Release:   August 4, 2009

Bridge Bank Announces Retirement of Ken Silveira

Will Continue Working with Bridge Bank as Technology Consultant

San Jose, CA – August 4, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, a full-service professional business bank headquartered in Silicon Valley, announced today that Kenneth Silveira, the Bank’s Executive Vice President and Chief Technology and Information Officer, has decided to retire from active banking and from Bridge Bank.

“Ken was a founding executive officer of Bridge Bank and is responsible for creating the Bank’s state of the art technology platforms and unique technology-driven client banking experience,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, N. A.  “Ken’s contribution to Bridge Bank, as well as the great success he’s had over the span of his forty three year career in commercial banking – cannot be overstated.”

Mr. Silveira, age 65, will retire from active banking and Bridge Bank effective August 31, 2009.  The Company also announced that it has reached an agreement with Mr. Silveira under which he will provide technology management consulting services to Bridge Bank for a two year period.  The consulting agreement becomes effective September 1, 2009.

Ken Silveira was a founding executive officer and CIO of Bridge Bank.  Ken was responsible for overall IT strategy and banking operations.  He also managed online banking services and facilities.  Ken is most recognized for the development of unique integrated outsourcing techniques to power the Bank’s operations which have resulted in virtually unlimited horsepower to support the Bank’s growth and industry leading use of new technologies.  While at Bridge Bank, Mr. Silveira built a capable, robust, and scalable technology platform that was – and continues to include – state of the art technology solutions for the Bank and its business clients.  Additionally, Mr. Silveira successfully built this platform by assembling, coordinating, an then managing a core group of critical vendors that worked together to deliver state of the art solutions to Bridge Bank on an outsourced basis, a unique architecture at the time that many banks have attempted to copy since.  Through his successful efforts at Bridge Bank, Mr. Silveira helped to define best practices of IT vendor management in the commercial banking industry at an early stage of that industry’s movement toward IT outsourcing.

 “The opportunity to start and build a bank has been exciting and extremely rewarding,” stated Mr. Silveira.  “My success has been due to the support and vision of the Management Team and the Board who placed a high priority on information technology from the beginning.”

In addition to his position as Executive Vice President and Chief Technology and Information Officer of Bridge Bank, Mr. Silveira acted as the Corporate Secretary of Bridge Capital Holdings.

Before joining Bridge Bank, Mr. Silveira was an Executive Vice President and founding officer of Heritage Bank of Commerce and Heritage Commerce Corp of San Jose.  At Heritage, Mr. Silveira was its initial Chief Financial Officer and later managed its operations and developed it’s e-banking strategies, which included industry leading use of online banking systems and innovative programs, including the industry’s first instant online application approval process for credit cards.

Prior to Heritage Bank, Mr. Silveira was a Vice President with Bank of America, where he spent more than 25 years in various and progressively more senior management positions in retail banking, operations research, and finance.

About Bridge Capital Holdings
Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.
Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank.  The Bank is dedicated to meeting the financial needs of small and middle market companies, and emerging technology businesses, in Silicon Valley, Northern California, and the Nation.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  For additional information, visit the Bridge Bank website at www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements describe future plans, strategies and expectations.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management's judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings' annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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